Exhibit 99.4

EV Energy Partners, L.P.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2007
(in thousands)

	Historical	Pro Forma Adjustments	Pro Forma
Revenues:
Oil, natural gas and natural gas liquids revenues	$89,422	$83,478	$172,900
Gain on derivatives, net	3,171	-	3,171
Transportation and marketing-related revenues	11,415	2,970	14,385
Total revenues	104,008	86,448	190,456

Operating costs and expenses:
Lease operating expenses	21,515	18,890	40,405
Cost of purchased natural gas	9,830	2,552	12,382
Production taxes	3,360	5,868	9,228
Asset retirement obligations accretion expense	814	452	1,266
Depreciation, depletion and amortization	19,759	20,199	39,958
General and administrative expenses	10,384	149	10,533
Total operating costs and expenses	65,662	48,110	113,772

Operating income	38,346	38,338	76,684

Other expense, net	(27,102)	(18,779)	(45,881)

Income before income taxes and equity in income of affiliates	11,244	19,559	30,803

Income taxes	(54)	-	(54)

Net income	$11,190	$19,559	$30,749

General partner’s interest in net income, including incentive distribution rights	$1,670		$2,681
Limited partners’ interest in net income	$9,520		$28,068
Net income per limited partner unit:
Common units (basic and diluted)	$0.74		$2.03
Subordinated units (basic and diluted)	$0.74		$2.03
Weighted average limited partner units outstanding:
Common units (basic and diluted))	9,815		10,724
Subordinated units (basic and diluted)	3,100		3,100

See accompanying notes to unaudited pro forma condensed combined statement of operations.

EV Energy Partners, L.P.
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

1.	BASIS OF PRESENTATION

EV Energy Partners, L.P. (“we,” “our” or “us”) is a publicly held limited partnership that engages in the acquisition, development and production of oil and natural gas properties. Our general partner is EV Energy GP, L.P., a Delaware limited partnership, and the general partner of our general partner is EV Management, LLC, a Delaware limited liability company.

The accompanying unaudited pro forma condensed consolidated financial statements give effect to (i) the January 2007 acquisition of oil and natural gas properties in Michigan (the “Michigan acquisition”), (ii) the March 2007 acquisition of natural gas properties in Louisiana (the “Monroe acquisition”), (iii) the June 2007 acquisition of oil and natural gas properties from Anadarko Petroleum Corporation (the “Austin Chalk Operations acquisition”), (iv) the October 2007 acquisition of oil and natural gas properties from Plantation Operating LLC (the “Plantation acquisition”), (v) the December 2007 acquisition of oil and natural gas properties in the Appalachian Basin (the “Appalachia acquisition”) and (vi) the September 2008 acquisition of oil and natural gas properties in the San Juan Basin (the “San Juan acquisition”).

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have occurred had the acquisitions been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the pro forma consolidated statement of operations due to normal production declines, changes in prices, future transactions, the exclusion of various operating expenses and other factors.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 and the audited combined statement of revenues and direct operating expenses of the Assets Acquired from EnerVest Energy Institutional Fund IX for the year ended December 31, 2007 and the unaudited combined statements of revenues and direct operating expenses for the six months ended June 30, 2008 and 2007.

EV Energy Partners, L.P.
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations (Continued)

2. UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

The following table summarizes unaudited pro forma statement of operations adjustments:

	(a)	(b)	(c)	(d)	(e)	Pro Forma Adjustments
Revenues:
Oil, natural gas and natural gas liquids revenues	$59,984	$23,494	$-	$-	$-	$83,478
Gain on derivatives, net	-	(579)	-	579	-	-
Transportation and marketing-related revenues	2,970	-	-	-	-	2,970
Total revenues	62,954	22,915	-	579	-	86,448

Operating costs and expenses:
Lease operating expenses	13,523	5,367	-	-	-	18,890
Cost of purchased natural gas	2,552	-	-	-	-	2,552
Production taxes	3,060	2,808	-	-	-	5,868
Asset retirement obligations accretion expense	358	-	94	-	-	452
Depreciation, depletion and amortization	15,661	-	4,538	-	-	20,199
General and administrative expenses	149	-	-	-	-	149
Total operating costs and expenses	35,303	8,175	4,632	-	-	48,110

Operating income	27,651	14,740	(4,632)	579	-	38,338

Other income (expense), net	72	-	-	-	(18,851)	(18,779)

Income before income taxes	27,723	14,740	(4,632)	579	(18,851)	19,559

Income taxes	-	-	-	-	-	-

Net income	$27,723	$14,740	$(4,632)	$579	$(18,851)	$19,559

(a)
Reflects the pro forma condensed financial statements for the year ended December 31, 2007 for the Michigan acquisition, the Monroe acquisition, the Austin Chalk Operations acquisition, the Plantation acquisition and the Appalachia acquisition.

(b)	Reflects the historical revenues and direct operating expenses of the San Juan acquisition for the year ended December 31, 2007.

(c)	Reflects incremental depletion expense and accretion expense related to the San Juan acquisition.

(d)	Reflects elimination of derivatives not acquired.

(e)
Reflects incremental interest expense incurred on the credit facility borrowings to finance the Michigan acquisition, the Monroe acquisition, the Austin Chalk Operations acquisition, the Plantation acquisition, the Appalachia acquisition and the San Juan acquisition.